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                                                               Exhibit (a)(1)(D)
                                                               -----------------


                            [LOGO OF DEUTSCHE BANK]

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of

                     National Discount Brokers Group, Inc.

                                      at

                             $49.00 Net Per Share

                                      by

                          Deutsche Acquisition Corp.

                      an indirect wholly-owned subsidiary

                                      of

                               Deutsche Bank AG

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON TUESDAY, NOVEMBER 21, 2000, UNLESS THE OFFER IS EXTENDED.

                                                               October 24, 2000

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

   We have been appointed by Deutsche Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Deutsche Bank AG, a banking company with limited liability organized under the laws of the Federal Republic of Germany ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $.01 per share ("Shares"), of National Discount Brokers Group, Inc., a Delaware corporation (the "Company"), at a purchase price of $49.00 per Share, net to the seller in cash (less any required withholding taxes), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 24, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"), enclosed herewith.

   Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

   The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares then beneficially owned by Purchaser or Parent or any of their respective affiliates, represents at least a majority of the total number of outstanding Shares on a fully diluted basis. The offer is also subject to the other terms and conditions contained in the Offer to Purchase. See Section 12 of the Offer to Purchase, "Certain Conditions of the Offer."

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 11, 2000, as amended (the "Merger Agreement"), among Parent, Purchaser and the Company pursuant to which, following the consummation of the Offer and in accordance with the Delaware General Corporation Law, and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as a wholly owned subsidiary of Parent.
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   The Board of Directors of the Company (other than Parent's representative, who was absent and did not vote) unanimously approved the Offer and the Merger and determined that the Merger Agreement and the transactions contemplated therein, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company's stockholders (other than Parent and its wholly owned subsidiaries) and recommends that such stockholders accept the Offer and, if stockholder approval of the Merger is required by law, vote for the approval and adoption of the Merger Agreement.

   For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own name, we are enclosing herewith copies of the following documents:

     1. The Offer to Purchase dated October 24, 2000;

     2. The Letter of Transmittal (including the Substitute Form W-9) to be used by holders of Shares in accepting the Offer and tendering Shares;

     3. A letter to stockholders of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission and mailed to the stockholders by the Company;

     4. The Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing Shares (the "Share Certificates") have not yet been issued, are not immediately available or time will not permit all required documents to reach ChaseMellon Shareholder Services, L.L.C. (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis;

     5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9, providing information relating to backup federal income tax withholding; and

     7. A return envelope addressed to the Depositary.

   Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, November 21, 2000 unless the Offer is extended.

   In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary, and Share Certificates evidencing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Offer to Purchase and the instructions set forth in the Letter of Transmittal.

   If stockholders wish to tender Shares, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in the section entitled "Procedures for Tendering Shares" of the Offer to Purchase.

   Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary, the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in the Letter of Transmittal.

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   Additional copies of the enclosed material may be obtained from Georgeson
Shareholder Communications Inc., the Information Agent, at the address set forth below. Any questions, inquiries or requests you may have with respect to the Offer should be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers listed below and in the Offer to Purchase.

                                          Very truly yours,

                                          Deutsche Banc Alex. Brown

   Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of Parent, Purchaser, the Company, the Information Agent, the Dealer Manager, the Depositary, or any affiliate of any of them, or authorize you or any other person to give any information, make any representation or use any document on behalf of any of them with respect to the Offer not contained in the Offer to Purchase or the Letter of Transmittal.

                    The Information Agent for the Offer is:

                 [LOGO GEORGESON SHAREHOLDER COMMUNICATIONS]

                          17 State Street, 10th Floor
                           New York, New York 10004

                Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064

                     The Dealer Manager for the Offer is:

                          [DEUTSCHE BANC ALEX. BROWN]

                        Deutsche Bank Securities, Inc.
                        130 Liberty Street, 33rd Floor
                           New York, New York 10006
                        Call Toll Free: (877) 305-4919

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